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                                                                 EXHIBIT 99.15



                                  SERVICE PLAN
                                       OF
                       EATON VANCE INCOME FUND OF BOSTON


         WHEREAS, Eaton Vance Income Fund of Boston (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Fund adopted a distribution plan dated May 22, 1989 (the "Original Plan"), pursuant to which the Fund has made payments in connection with the distribution of shares of the Fund;

         WHEREAS, the Fund desires to adopt a Service Plan pursuant to which the Fund intends to pay service fees as contemplated in subsections (b) and (d) of
Section 26 of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD Rules");

         WHEREAS, the Fund employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of its shares;

         WHEREAS, the Trustees of the Fund have determined that it is desirable to amend and replace the Original Plan with this Service Plan; and

         WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit the Fund and its shareholders.

         NOW, THEREFORE, the Fund hereby adopts this Service Plan (the "Plan") in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

         1. The Fund may make payments of service fees to the Principal Underwriter, Authorized Firms and other persons. The aggregate of such payments during any fiscal year of the Fund shall not exceed .25% of the Fund's average daily net assets for such year. Appropriate adjustment of service fee payments shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed thereon by paragraph (5) of subsection (d) of Section 26 of Article III of the NASD Rules.

         2. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

         3. Any agreements between the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 2.

         4. This Plan shall continue in effect through and including April 28, 1994 and shall continue indefinitely thereafter, but only so long as such continuance after April 28, 1994 is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 2.

         5. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement made by the Fund shall be the President or any Vice President of the Fund. One or more of such persons shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

         7. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Section 1 unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 2.

         8. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

         9. The Fund shall preserve copies of this Plan and any related agreements made by the Fund and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

         10. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Fund's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Fund.

         11. When used in this Plan, the term "service fees" shall have the same meaning as such term has in subsections (b) and (d) of Section 26 of Article III of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding voting securities" shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

         12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

         13. This Plan shall amend, replace and be substituted for the Original Plan as of the opening of business on August 9, 1993, and this Plan shall be effective as of such time.

         IN WITNESS WHEREOF, the Fund has executed this Service Plan on the 9th day of August, 1993.

                                      EATON VANCE INCOME FUND OF
                                      BOSTON



                                      By:/s/ M. Dozier Gardner
                                         -----------------------------
Attest:                                      President


/s/ Thomas Otis
    -------------------------------
    Secretary